Exhibit 10(k)
CERNER CORPORATION EXECUTIVE DEFERRED
COMPENSATION PLAN
ARTICLE I
RESTATEMENT AND PURPOSE OF PLAN
          1.1 Plan Restatement. Cerner Corporation, a Delaware corporation, originally established the Cerner Corporation Executive Deferred Compensation Plan effective August 1, 1999. Pursuant to certain changes required by the American Jobs Creation Act of 2004 that relate to nonqualified deferred compensation arrangements, Cerner hereby amends and restates this Plan effective as of January 1, 2008.
          1.2 Purpose of Plan. The purpose of the Plan is to provide deferred compensation benefits to certain Associates of Cerner who are members of a select group of management or highly compensated Associates.
ARTICLE II
DEFINITIONS
          2.01 Account shall mean a memorandum account maintained by the Company for bookkeeping purposes only, to which is credited or debited, as appropriate, the amount of an Executive’s Deferral Contributions, Company Contributions (if any), Investment Return, forfeitures and distributions.
          2.02 Associate shall mean an employee of the Company.
          2.03 Change of Control Event means the first to occur of any of the following:
          (a) Any one person, or more than one person acting as a group (as defined below) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
          (b) Either: (i) any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
          (c) Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
          (d) For purposes of this definition, persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation (only with respect to the ownership in that corporation in the case of an event described above in paragraph (b) or only to the extent of the ownership in that corporation in the case of an event described above in paragraph (c) prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          2.04 Code shall mean the Internal Revenue Code of 1986 as from time to time amended.
          2.05 Committee shall mean the Committee selected by the Company to be responsible for administering and interpreting the Plan as provided in Article X.
          2.06 Company shall mean Cerner Corporation.
          2.07 Company Contributions shall mean Performance Contributions (if any), Discretionary Contributions (if any) and Matching Contributions (if any).
          2.08 Compensation shall mean the total salary, bonus and commissions payable to an Executive by the Company in a given Year. Compensation shall include Deferral Contributions under the Plan and shall include salary deferral contributions made to a retirement plan of the Employer intended to qualify under Section 401(k) of the Code.
          2.09 Deferral Contribution shall mean the amount credited to an Executive’s Account for a particular Year pursuant to the voluntary deferral election of the Executive.
          2.10 Designated Beneficiary shall mean the individual, individuals, trust or estate identified by an Executive to receive any benefits payable hereunder on account of the death of the Executive. Each such designation shall revoke any prior designation executed by the Executive. If no beneficiary is effectively designated, then the Designated Beneficiary shall be the Executive’s surviving spouse, but if there is no surviving spouse then the Designated Beneficiary shall be the personal representatives of the Executive’s estate.

          2.11 Discretionary Contribution shall mean the amount, if any, allocated by the Company to an Executive’s Account pursuant to Section 5.2.
          2.12 ERISA shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.
          2.13 Executive shall mean an Associate who satisfies the requirements for participation in the Plan under Article III and for whom an Account is maintained.
          2.14 Investment Election shall mean the election made by the Executive from time to time as provided in Article VI which shall be used for purposes of crediting or debiting, as applicable, of the Investment Return to the Executive’s Account.
          2.15 Investment Return shall mean the hypothetical investment return, which may include earnings and losses, on the amounts credited to an Executive’s Account as determined under Article VI.
          2.16 Matching Contributions shall mean the amount allocated to an Executive’s Account pursuant to Section 5.1.
          2.17 Participation Agreement shall mean an agreement executed by an Executive by which the Executive acknowledges acceptance of the terms and conditions of the Plan.
          2.18 Performance Contribution shall mean the amount, if any, allocated to an Executive’s Account pursuant to Section 5.3.
          2.19 Permanent Disability shall mean an Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored accident or health plan covering Associates.
          2.20 Plan shall mean the Cerner Corporation Executive Deferred Compensation Plan as contained herein and as from time to time amended.
          2.21 Separation from Service means an Executive’s death, retirement or other termination of employment with the Company. A Separation from Service shall not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. “Separation from Service” shall be interpreted in a manner consistent with Code Section 409A(a)(2)(A)(i) and the applicable Treasury regulations issued thereunder.

          2.22 Specified Associate means an Associate that would be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
          2.23 Termination of Employment shall have the same meaning as Separation from Service.
          2.24 Unforeseeable Emergency means a severe financial hardship to an Executive resulting from an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Code Section 152) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.
          2.25 Year shall mean the calendar year.
ARTICLE III
PARTICIPATION
          3.1 Designation by Company. Prior to the first day of each Year the Company shall designate certain Associates as eligible Executives to make Deferral Contributions hereunder for such Year; provided, however, that if an Associate becomes employed by the Company after the first day of a Year or receives a promotion after the first day of the Year such that the Associate meets the criteria set forth in Section 3.2, then the Company may designate such Associate as an Executive eligible to make Deferral Contributions hereunder at any time during such Year. In addition, at any time the Company determines to make Company Contributions hereunder, the Company shall designate certain Associates as Executives eligible for allocations of specific types of such Company Contributions.
          3.2 Criteria for Designation. An Associate must be a member of a select group of management or highly compensated Associates within the meaning of ERISA as determined by the Company in order to be designated by the Company as an Executive eligible to make Deferral Contributions under the Plan or as an Executive eligible for allocation of any Company Contributions under the Plan.
ARTICLE IV
DEFERRAL CONTRIBUTIONS
          4.1 Time of Election.
          (a) Deferral Contributions. An Executive’s election to make Deferral Contributions with respect to services performed in a particular Year must be made prior to the first day of such Year; provided, however, that if an Associate not previously eligible to make Deferral Contributions is designated during a Year as eligible to make Deferral Contributions for such Year then such Associate’s election to make Deferral Contributions must be made within 30 days after the Associate is designated as an eligible Executive by the Company and such newly eligible Associate’s deferral election shall relate only to compensation earned after the date such election in made. An eligible Executive must make a new election with respect to each Year for which the Executive elects to make Deferral Contributions. All elections made by an Executive are revocable until 4:00 p.m. on the last business day of the calendar year before the calendar year for which the deferral election relates. Except as provided below in Sections 4.3 and 4.4, after 4:00 p.m. on such date, all standing elections become irrevocable for such upcoming year.
          (b) Company Contributions. An Executive must make an election as to the form (e.g., lump sum or installments) of payment(s) attributable to Company Contributions, if any, made during a particular Year before the first day of the Year in which such Company Contribution will be allocated to the Executive’s Account.
          4.2 Method of Election. An election by an Executive to make Deferral Contributions hereunder shall be made in writing on a form furnished by the Committee and shall be delivered to the Committee prior to 4:00 p.m. on the last business day of the Year preceding the Year for which the election relates, or, in the case of an Executive who first becomes eligible to make Deferral Contributions during the Year, within 30 days after the associate first becomes eligible and prior to the day such election is first effective.
          4.3 Change or Termination of Election. Once an election for Deferral Contributions for a particular Year becomes irrevocable pursuant to Section 4.1, the Executive cannot change the election to a greater or lesser amount during such Year nor can the Executive terminate the election for a particular Year at any time during such Year; provided, however, the Committee may permit the Executive to terminate during a Year the Executive’s election to make Deferral Contributions if the Committee determines that the Executive has an Unforeseeable Emergency resulting in a financial need that can be met by the termination of Deferral Contributions. The Committee may also permit the Executive to terminate during a Year the Executive’s election to make Deferral Contributions if the Executive becomes eligible to receive a hardship distribution pursuant to Treasury regulations 1.401(k)-1(d)(3). To the extent any election to make Deferral Contributions is canceled as provided for under this Section 4.3, such election must be canceled, and not postponed or otherwise delayed, such that any later deferral election will be subject to the election timing rules set forth above in Section 4.1.
          4.4 Mandatory Termination of Deferral Contributions. If a distribution is made to an Executive on account of an Unforeseeable Emergency as provided in Section 8.3, then the Executive’s current election (if any) to make Deferral Contributions shall terminate at the time of such distribution, and the Executive may make no Deferral Contributions for the duration of the Year in which such distribution is made.
          4.5 Default Election. If, for any particular year, an Executive fails to designate the time at which the Executive’s Deferral Contributions for such Year are to be distributed, the Executive shall be deemed to have made an election to receive such Year’s Deferral Contributions on the first business day following six months after Executive’s Separation from Service.

          4.6 409A Transition Election. An Executive may amend his or her current election relating to both timing and form of payment for all Deferral Contributions before December 31, 2008 or before any later date permitted under final Treasury Regulations or other applicable guidance under Code Section 409A. An Executive will not, however, be permitted to, and the Plan will not recognize any election to, change a timing or form election that either: (1) applies to payments the Executive would otherwise receive during the year of the change, or (2) causes a Plan benefit to be paid during the year of the change.
ARTICLE V
COMPANY CONTRIBUTIONS
          5.1 Company Matching Contribution. The Company may in its sole and absolute discretion direct the Committee to allocate a contribution from time to time to the Accounts of those Executives who have made Deferral Contributions during the applicable period. The amount of any such Matching Contribution, and the applicable period for which it is allocated, shall be determined by the Company in its sole and absolute discretion.
          5.2 Company Discretionary Contribution. The Company may in its sole and absolute discretion direct the Committee to allocate a contribution from time to time in any amount or amounts it determines to the Account of any Executive. The amount of any such Discretionary Contribution allocated to the Account of any particular Executive, and the Executive or Executives to whose accounts such allocations are made, shall be determined by the Company in its sole and absolute discretion, and need not be uniform for all Executives.
          5.3 Company Performance Contribution. The Company may in its sole and absolute discretion direct the Committee to allocate a Performance Contribution in such amount as the Company determines in its sole and absolute discretion to the Account of any Executive.
ARTICLE VI
INVESTMENT RETURN
          6.1 Adjustments to Account. An Executive’s Account shall be adjusted as of the last day of each Year to reflect the Investment Return applicable to the Executive’s Account for such Year as determined by the Company. Such adjustment may be a net credit to the Executive’s Account, in the case of net investment gain, or a net debit to the Executive’s Account, in the case of net investment loss. In addition to the annual adjustment hereunder, the Executive’s Account shall be adjusted at such other time or times as the Company may determine.
          6.2 Determination of Investment Return. The amount of the applicable Investment Return shall be determined based upon the Executive’s Investment Election; provided, however, that the Investment Return applicable to Company Contributions (if any)

shall be determined as if all Company Contributions are invested in common stock of the Company.
          6.3 Investment Election. An Executive’s Investment Election shall be an election by the Executive among certain investment options designated from time to time by the Company which investment options shall include common stock of the Company. The Executive’s Investment Election will be used solely for purposes of determining the Investment Return applicable to the Executive’s Account and does not give the Executive any right to receive any particular asset. The Executive’s Investment Election shall be in whole percentages among one or more of the investment options, and shall be made on a form furnished by the Committee. An Executive may complete a new Investment Election form at any time. The Executive’s Investment Election form shall be effective prospectively only and only after it is received by the Committee.
ARTICLE VII
VESTING
          7.1 Deferral Contributions. An Executive shall be fully vested at all times in the amount of Deferral Contributions credited to the Executive’s Account subject to any adjustments for Investment Return.
          7.2 Matching Contributions and Discretionary Contributions. Subject to the provisions of Section 7.4 and Section 7.5, the Matching Contribution, if any, allocated to an Executive’s Account in a given Year, and the Discretionary Contribution, if any, allocated to an Executive’s Account in a given Year, as adjusted for Investment Return applicable to each such particular contribution for a particular Year, shall vest from the initial date of allocation to the Executive’s Account in accordance with the following schedule:

Number of Full Years of Employment After
Year of Allocation	Cumulative Percentage Vested
1	20%
2	40%
3	60%
4	80%
5	100%
          7.3 Performance Contributions. Subject to the provisions of Section 7.4 and Section 7.5, the Performance Contribution, if any, allocated to an Executive’s Account in a given Year, as adjusted for Investment Return applicable thereto, shall vest from the initial date of allocation to the Executive’s Account in accordance with the following schedule:

Number of Full Years of Employment After
Year of Allocation	Cumulative Percentage Vested
1	0%
2	0%
3	100%

          7.4 Forfeiture Upon Breach of Agreement. Notwithstanding the provisions of Section 7.2 and Section 7.3, if the Committee determines that an Executive has breached the provisions of the employment agreement between the Executive and the Company (including, without limitation, provisions regarding confidentiality, non-competition or non-solicitation), then all Company Contributions allocated to the Executive’s Account and the Investment Return applicable to such Company Contributions shall be forfeited in full immediately upon such determination of breach effective as of the date of such breach.
          7.5 Full Vesting Upon Death. Notwithstanding the provisions of Section 7.2 and Section 7.3, if an Executive dies while employed by the Company then the entire amount of the Executive’s Account at the time of the Executive’s death and thereafter shall become fully vested.
ARTICLE VIII
DISTRIBUTIONS
          8.1 Method of Payment. The method of payment to an Executive shall be either a lump sum cash distribution or a designated number of annual installments. The Executive shall elect a method of payment upon commencement of participation in the Plan. The Executive may change such election at the time the Executive makes a new voluntary deferral election, but, unless the change constitutes a subsequent election made in accordance with Section 8.4, any such change shall apply only to Deferral Contributions and Company Contributions thereafter made and the Investment Return applicable to such contributions. To the extent that an Executive makes an election to receive his or her payments in the form of installments, such series of installments shall at all times be treated as the right to a series of separate payments.
          8.2 Time of Payment.
          (a) Deferral Contributions. Subject to Sections 8.2(c) and 8.2(e) below and any subsequent election as provided for in Section 8.4, payment of an Executive’s benefit with respect to the Executive’s Deferral Contributions and the Investment Return applicable to such contributions shall be made (in the case of a lump sum payment) or shall commence (in the case of installment payments) upon the earlier or later of the applicable event or calendar year as elected by the Executive at the time the Executive elects to make such Deferral Contributions; provided, however, in no event shall such payment with respect to any Deferral Contributions and the Investment Return applicable to such contributions be made or commence earlier than the first to occur of: (i) three years after the date of the Executive’s election to make such Deferral Contributions, or, (ii) the Executive’s Termination of Employment with the Company. To maximize an Executive’s opportunity for Subsequent Elections under Section 8.4 in accordance with IRC Section 409A, all payments of the Executive’s Deferral Contributions and the Investment Return applicable thereto which are scheduled to be made within a particular Year shall be made on the last business day of such Year.
          (b) Company Contributions. Subject to any subsequent election as provided for in Section 8.4, payment of an Executive’s vested benefit with respect to Company Contributions (if any) and the Investment Return applicable to such contributions shall be made (in the case of a lump sum payment) or shall commence (in the case of installment payments) as soon as practicable within 90 days after the last day of the Year containing the second anniversary of the Executive’s Termination of Employment.
          (c) Delay for Specified Associate. If: (i) the Executive has made an election to receive payment of his or her Deferral Contributions and Investment Return applicable to such contributions upon the Executive’s Termination of Employment, and (ii) the Executive is a Specified Associate, then notwithstanding such Executive’s election, payment of such amounts shall be made or commence no earlier than the first business day following the six-month anniversary of the date of the Executive’s Termination of Employment.
          (d) Payment upon Death or Permanent Disability. Notwithstanding the preceding provisions in Section 8.2 (a) and (b), if an Executive terminates employment with the Company on account of death or Permanent Disability, then payment of the Executive’s vested benefit shall be made (in the case of a lump sum payment) or shall commence (in the case of installment payments) as soon as practicable following the Company’s determination of the Executive’s Permanent Disability or death.
          (e) Delay to Preserve Deduction. Notwithstanding an Executive’s entitlement to receive a payment pursuant to this Plan in a particular year, the Committee shall delay any payment to an Executive if the Committee reasonably anticipates that the Company’s deduction with respect to such payment would be limited or eliminated by application of Internal Revenue Code Section 162(m); provided, however, that any such delayed payment(s) must be made at the earliest of: i) the date upon which the Committee reasonably anticipates that the deduction with respect to such payment will not be limited or eliminated by application of Code Section 162(m), or ii) during the calendar year in which the Executive Separates from Service.
          8.3 Distribution On Account of Unforeseeable Emergency. Notwithstanding the preceding provisions of this Article VIII, if the Committee determines that the Executive has an Unforeseeable Emergency, then upon the Executive’s request the Committee may determine that such percentage of the Executive’s vested benefit as the Committee determines is necessary to satisfy such Unforeseeable Emergency shall be distributed to the Executive. The circumstances that will constitute an Unforeseeable Emergency will depend on the facts of each case, but in any case, the amount distributed with respect to an emergency shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

          8.4 Subsequent Elections. The Committee may permit an Executive to later change his or her election as to when payment of benefits under this Plan would be made or commence; provided, however, that: (a) the subsequent election is made at least 12 months before it is to take effect; (b) the change results in a deferral of payment of at least five years from the earliest date the benefits, absent such a subsequent election, otherwise would have been paid or commenced; and (c) where the Executive has elected payment after a specific number of years, the subsequent deferral election is made at least 12 months before the initial payment was scheduled.
ARTICLE IX
DEATH OF EXECUTIVE
          In the event of the Executive’s death prior to distribution to the Executive of the Executive’s benefits hereunder, or prior to the completion of the distribution of such benefits to the Executive if distribution has commenced but has not been completed as of the date of the Executive’s death, then the amount to be distributed to the Executive, or the remaining amount to be distributed to the Executive if distribution to the Executive has commenced, shall instead be distributed in a lump sum to the Executive’s Designated Beneficiary.
ARTICLE X
ADMINISTRATION
          10.1 Committee Authority. The Committee shall have the sole and absolute discretion to interpret the Plan and administer the Plan in accordance with such interpretations and any such interpretations shall be binding upon all interested persons. The Committee shall be authorized to establish rules and procedures as it deems advisable or necessary for the administration of the Plan. All decisions of the Committee shall be final, conclusive, and binding upon all persons having any interest in the Plan. In the administration of the Plan, the Committee may, from time to time: (a) delegate its duties, (b) employ agents and delegate to them such duties as it sees fit, and (c) consult with legal counsel, who may be legal counsel to the Company.
          10.2 Claims Procedure. If an Executive believes that the Executive is being denied a benefit which the Executive is entitled under the Plan, the Executive may file a written request for such benefit with the Committee (in care of the Company at its principal place of business) setting forth the Executive’s claim. Upon receipt of a claim, the Committee shall advise the Executive that a reply will be forthcoming within ninety (90) days and shall deliver such reply within such period, unless the Committee extends the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee shall so advise the Executive in writing setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of the Plan on which such denial is based; (c) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation why such material or such information is necessary; and (d) appropriate information as to the steps to be taken if the Executive wishes to submit the claim for review. Any request for review must be submitted in writing by the Executive to the Committee (in care of the Company at its principal place of business) within sixty (60) days after the receipt by the Executive of the denial of the Executive’s claim. The Executive or the Executive’s duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Executive does not request a review of the Committee’s determination within such sixty (60) day period, the Executive shall be barred and estopped from challenging the Committee’s determination. Within sixty (60) days after the Committee’s receipt of a request for review, it will review the determination. After considering all materials presented by the Executive, the Committee will render a written opinion, written in a manner calculated to be understood by the Executive, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Executive and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
ARTICLE XI
MISCELLANEOUS
          11.1 Status of Executives. Executives have the status of general unsecured creditors of the Company and the Plan constitutes only a promise by the Company to make benefit payments in the future. Each Executive shall be required to sign the Participation Agreement consenting to the provisions of the Plan.
          11.2 Non-Alienation of Executive’s Benefits. Except as required by law, no benefit under this Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor shall any benefit under this Plan be subject in any manner to the debts or liabilities of any person, and any attempt to so alienate or subject any such benefit at any time shall be void.
          11.3 Employment. The adoption of the Plan does not give any person any right to be retained in the employ of the Company, and no rights granted under the Plan shall be construed as creating a contract of employment. The right and power of the Company to dismiss or discharge any person is expressly reserved.
          11.4 No Trust Relationship. Nothing contained herein and no actions taken pursuant to the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Executive. Neither the Company nor the Committee shall be considered a trustee by reason of the Plan.
          11.5 Amendment and Termination. The Company can amend or terminate the Plan at any time in its sole discretion; provided, however, no amendment or termination of the Plan shall affect the rights of any Executive to benefits accrued under the Plan at the time of such amendment or termination (though unless otherwise provided all such benefits shall continue to be subject to the provisions of Article VII).
          11.6 Construction of Plan. The Plan shall be construed so that an Executive shall not be deemed to be in constructive receipt or have any economic benefit with respect to any Compensation deferred under the Plan until such Compensation is paid to the Executive and this Plan shall not be deemed to be funded within the meaning of ERISA.
          11.7 Withholding of Taxes. The Company shall cause taxes to be withheld with respect to Compensation deferred hereunder as required by law and the Company shall cause taxes to be withheld from amounts distributed hereunder as required by law.
          11.8 Indemnity of Company. The Company indemnifies and holds harmless each member of the Committee from and against any and all losses resulting from such member’s actions in such member’s official capacity in the administration of the Plan.
          11.9 409A Compliance. This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. Any provision of this Plan that would cause the deferral or payment to fail to satisfy Section 409A of the Code may be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
          11.10 Governing Law. The provisions of the Plan, except where otherwise required by law, shall be governed, construed, enforced, and administered in accordance with the laws of the State of Missouri.
          11.11 Headings. The headings in the Plan have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.
          This Plan is hereby amended and restated on this 3rd day of December, effective as of January 1, 2008, by a duly authorized officer of the Company.

CERNER CORPORATION

By:	/s/ Julia M. Wilson

Title:	Chief People Officer